Exhibit 1

130 Adelaide Street West
Suite 2116
Toronto, Ontario
Canada M5H 3P5

News Release – September 30, 2009	TSX: PDL, PDL.WT, PDL.WT.A
09-19-NAP	NYSE Amex: PAL, PAL.WS

NAP closes C$50 Million Bought Deal Unit Offering

Toronto, Ontario - North American Palladium Ltd. (the “Company”) has closed its previously announced cross-border bought deal public offering of 16,000,000 units at a price of C$3.15 per unit, for total gross proceeds of C$50,400,000 (the “Offering”). Each unit consists of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant entitles the holder to purchase an additional common share at a price of C$4.25 per share, subject to adjustment, at any time on or prior to September 30, 2011 subject to early termination in certain circumstances. Thomas Weisel Partners Canada Inc. and Cormark Securities Inc. co-led the underwriting syndicate, which included Dundee Securities Corporation, Haywood Securities Inc. and Octagon Capital Corporation.

The Company has granted the underwriters an over-allotment option exercisable at any time until October 22, 2009 to acquire up to an additional 2,400,000 units at the public offering price.

The common shares comprising the units are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and the NYSE Amex under the symbols “PDL” and “PAL” respectively and the warrants comprising the Units are listed and posted for trading on the TSX under the symbol “PDL.WT.A”.

The Company intends to use the net proceeds of the sale of the units for exploration and development expenditures at the Company’s Lac des Iles property and Sleeping Giant gold mine, to fund capital expenditures and working capital requirements for a potential future restart of the Lac des Iles palladium mine, and for general corporate purposes, which may include future acquisitions.

You may obtain a copy of the Canadian prospectus supplement and/or the U.S. prospectus supplement relating to the Offering from Jeremy Wilson of Thomas Weisel Partners at 1-416-815-3125 or jeremy.wilson@tweisel.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

North American Palladium: Re-engineering the Future

North American Palladium is a precious metals company that owns the LDI mine, which produced platinum group metals for 15 years until October 2008 when it was placed on temporary care and maintenance due to low metal prices. Prior to the temporary shutdown, the mine had annual production of 270,000 ounces of palladium, 20,000 ounces of platinum and 20,000 ounces of gold. The Company also owns and operates the Sleeping Giant gold mine located in the Abitibi region of Quebec, which produced over 1 million ounces of gold from 1988-2008 at an average grade of 11.44 g/t. North American Palladium expects gold production to resume in the fourth quarter of 2009 at an annual rate of 50,000 ounces. North American Palladium benefits from operating in a politically stable jurisdiction with developed infrastructure and a history of innovation and excellence in mining.

For further information please contact:

Jeffrey A. Swinoga	Annemarie Brissenden
Vice President, Finance & Chief Financial Officer	Director, Investor Relations
Telephone: 416-360-7971 Ext. 222	Telephone: 416-360-7971 Ext. 226
Email: jswinoga@nap.com	Email: abrissenden@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to the individual use of proceeds of the offering constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

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